As filed with the Securities and Exchange Commission on May 1, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Phillips 66

(Exact name of registrant as specified in its charter)

Delaware	45-3779385
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 North Dairy Ashford Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Omnibus Stock and Performance Incentive Plan of Phillips 66

Phillips 66 Savings Plan

(Full title of the plan)

Paula A. Johnson

Senior Vice President, Legal,

General Counsel and Corporate Secretary

600 North Dairy Ashford

Houston, Texas 77079

(Name and address of agent for service)

(281) 293-6600

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	82,000,000(1)(2)	$ 34.45 (3)	$2,824,900,000 (3)	$ 323,733.54 (3)

(1)	Represents a portion of the shares of Common Stock, par value $0.01 per share (“Common Stock”), of Phillips 66 (the “Registrant”) issuable pursuant to the Omnibus Stock and Performance Incentive Plan of Phillips 66 (the “Omnibus Plan”), and the shares of Common stock issuable pursuant to the Phillips 66 Savings Plan (the “Savings Plan”) being registered hereon. The Omnibus Plan and the Savings Plan together are referred to as the “Plans”.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable under the Plans pursuant to the anti-dilution provisions thereof.
(3)	Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the shares of the Common Stock as reported on a when-issued basis on The New York Stock Exchange on April 30, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 42,000,000 shares of common stock, par value $0.01 per share, of Phillips 66 (the “Common Stock”), to be issued pursuant to the Omnibus Stock and Performance Incentive Plan of Phillips 66 (the “Omnibus Plan”) and 40,000,000 shares of Common Stock to be issued pursuant to the Phillips 66 Savings Plan (the “Savings Plan” and together with the Omnibus Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Note: The document(s) containing the information concerning the Plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Phillips 66 will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Phillips 66 will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by Phillips 66 are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	The Registrant’s Registration Statement on Form 10 (Commission File No. 001-35349) initially filed on November 14, 2011, as amended by Amendment No. 1 filed on January 3, 2012, Amendment No. 2 filed on March 1 2012, and Amendment No. 3 filed on April 5, 2012, including, without limitation, the description of capital stock contained therein; and

(b)	The Registrant’s Current Reports on Form 8-K filed on April 17, 2012 and May 1, 2012.

All documents filed by Phillips 66 with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the issuance of the Common Stock being registered has been passed upon for Phillips 66 by Grant F. Adamson, Senior Counsel of Phillips 66. Mr. Adamson is regularly employed by Phillips 66, participates in various employee benefit plans of Phillips 66 under which he may receive shares of Common Stock, restricted stock units or options to purchase shares of Common Stock, and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by Phillips 66’s amended and restated certificate of incorporation or by-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

Under the DGCL, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

Our amended and restated certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard will be applicable in the case of derivative actions, except that indemnification will only extend to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval will be required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We have also obtained insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if the Company is unable (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Phillips 66 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

3.2	Amended and Restated By-Laws of Phillips 66 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

4.1	Omnibus Stock and Performance Incentive Plan of Phillips 66.

4.2	Phillips 66 Savings Plan.

5.1	Opinion of Counsel as to the legality of securities.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page of this registration statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 1, 2012.

Phillips 66

By:	/s/ Greg G. Maxwell
Greg G. Maxwell
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Greg G. Maxwell, Paula A. Johnson and Grant F. Adamson, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Phillips 66, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Phillips 66 to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 1, 2012.

Signature	Title

/s/ Greg C. Garland Greg C. Garland	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Greg G. Maxwell Greg G. Maxwell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ C. Doug Johnson C. Doug Johnson	Vice President and Controller (Principal Accounting Officer)

/s/ J. Brian Ferguson J. Brian Ferguson	Director

/s/ William R. Loomis, Jr. William R. Loomis, Jr.	Director

/s/ John E. Lowe John E. Lowe	Director

/s/ Harold W. McGraw III Harold W. McGraw III	Director

Signature	Title

/s/ Glenn F. Tilton Glenn F. Tilton	Director

/s/ Victoria J. Tschinkel Victoria J. Tschinkel	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Phillips 66 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

3.2	Amended and Restated By-Laws of Phillips 66 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Phillips 66 with the SEC on May 1, 2012).

4.1	Omnibus Stock and Performance Incentive Plan of Phillips 66.

4.2	Phillips 66 Savings Plan.

5.1	Opinion of Counsel as to the legality of securities.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature page of this registration statement).